Fee Letter

September 25, 2008
To:
Israel Corporation Ltd.

Dear Sirs,

1.
We refer to the Securities Purchase Agreement (the “SPA”) made and entered into effective as of September 25, 2008 by and between Tower Semiconductor Ltd. (“Tower”), and Israel Corporation Ltd. (“Israel Corp,”).

2.
We confirm that in connection with the SPA, Tower will pay an aggregate of US $300,000 (three hundred thousand United States Dollars) to Israel Corp. (“the Fee”), such fee to be payable in three equal installments of US$100,000 (one hundred thousand United States Dollars) each, the first payable on the Closing (as defined in the SPA), the second payable on January 1, 2009 and the third payable on April 1, 2009 to Israel Corp.’s account at Bank Leumi, Tel Aviv Main Branch No. 800, Account 59700/07.

3.	We agree and confirm that the contents of this Fee Letter are confidential and shall not be disclosed to any third parties.

[Signature Page to Israel Corp. Fee Letter]

Yours faithfully

/s/ Oren Shirazi & /s/ Yoram Glatt
for and on behalf of
TOWER SEMICONDUCTOR LTD.

We agree to the above.

/s/ Avisar Paz and Nir Gilad
ISRAEL CORPORATION, LTD.